Exhibit 99.3

AMEDISYS, INC. AND SUBSIDIARIES

Unaudited Pro Forma Condensed Consolidated Income Statement

For the Twelve-month Period Ended December 31, 2007

The following unaudited pro forma condensed consolidated income statement has been derived by applying pro forma adjustments to the condensed consolidated historical financial statements of Amedisys, Inc. and TLC Health Care Services, Inc. (“TLC”). See our Quarterly Report on Form 10-Q for the three-month period ended March 31, 2008 for a condensed consolidated balance sheet as of March 31, 2008 and see Note 3 in such Form 10-Q for Statement of Financial Accounting Standards No. 141, Business Combination, disclosures, both of which give effect to our acquisition of TLC. The unaudited pro forma condensed consolidated income statement gives effect to our acquisition of TLC and our financing of the acquisition with (i) proceeds of $295.0 million from a new $400.0 million five-year Credit Agreement, (ii) $100.0 million proceeds from new Senior Notes, and (iii) the remainder in cash from cash and cash equivalents we had on hand at the date of the closing, as if they had occurred on January 1, 2007.

We accounted for the acquisition using the purchase method of accounting. Under this method, the purchase price was allocated to the tangible and intangible assets acquired and liabilities assumed based on their estimated fair values as of the acquisition date, which was preliminary in our Form 10-Q for the three-month period ended March 31, 2008. Any excess of the purchase price over the estimated fair value of the net assets acquired (including both tangible and identifiable intangible assets) was allocated to goodwill.

Our allocation of the purchase price for acquisitions requires extensive use of accounting estimates and judgments to allocate the purchase price to the tangible and identifiable intangible assets acquired and liabilities assumed based on their respective fair values. These significant estimates and assumptions include, but are not limited to, estimating future cash flows and developing appropriate discount rates. The purchase price allocation in the unaudited condensed consolidated financial statements on Form 10-Q for the three-month period ended March 31, 2008, was preliminary and will be adjusted as we finalize our valuation. Such adjustments could be significant. Our final valuation is expected to be completed during the fourth quarter of 2008, but will occur no later than 12 months after the consummation of the acquisition.

The historical condensed consolidated income statement included in the pro forma condensed consolidated income statement reflects TLC’s unaudited results of operations for the twelve-month period ended December 31, 2007. The income statement was derived by combining the results of operations of TLC for the nine-month period ended December 31, 2007 and the income statement for the year ended March 31, 2007 and subtracting the income statement of TLC for the nine-month period ended December 31, 2006.

The unaudited pro forma condensed consolidated income statement is presented for informational purposes only. It does not purport to present what our results of operations would have been had this transaction actually occurred on January 1, 2007, nor does it purport to represent our results of operations for any future period. Furthermore, no effect has been given in the unaudited pro forma condensed consolidated income statement for synergistic benefits that may be realized through the combination of the two companies or the costs that may be incurred in integrating their operations.

The unaudited pro forma condensed consolidated income statement should be read in conjunction with our historical consolidated financial statements and related notes thereto, and Management’s Discussion and Analysis of Financial Condition and Results of Operations included in our Annual Report on Form 10-K for the year ended December 31, 2007 filed with the Securities and Exchange Commission (“SEC”) on February 28, 2008 and the TLC audited financial statements included elsewhere in this Current Report on Form 8-K/A.

F-1

AMEDISYS, INC. AND SUBSIDIARIES UNAUDITED PRO FORMA

CONDENSED CONSOLIDATED INCOME STATEMENT

FOR THE YEAR ENDED DECEMBER 31, 2007

(Amounts in thousands, except per share data)

	HISTORICAL AMEDISYS	HISTORICAL TLC	COMBINED PRO FORMA ADJUSTMENTS		COMBINED PRO FORMA
Net service revenue	$697,934	$293,315	—		$991,249
Cost of service, excluding depreciation and amortization	329,008 (1)	134,469	7,802	(2)	471,279
General and administrative expenses:
Salaries and benefits	150,972 (1)	86,672	(7,802	) (2)	229,842
Non-cash compensation	3,188	1,217	(1,217	) (3)	3,188
Other	104,455	44,344	(4,453	) (4)	144,346
Depreciation and amortization	13,749	5,085	(1,723	) (5)	17,111

Operating expenses	601,372	271,787	(7,393)		865,766

Operating income	96,562	21,528	7,393		125,483
Other income (expense):
Interest income	3,985	—	—		3,985
Interest expense	(835)	(23,634)	4,245	(6)	(20,224)
Equity in earnings of unconsolidated joint ventures	122	—	—		122
Gain on release of Alliance’s net liabilities	4,212	—	—		4,212
Miscellaneous, net	(628)	—	—		(628)

Total other income (expense)	6,856	(23,634)	4,245		(12,533)

Income before income taxes and minority interests	103,418	(2,106)	11,638		112,950
Income tax expense	(38,298)	(16,248)	10,496	(7)	(44,050)
Minority interests	(7)	—	—		(7)

Net income	$65,113	$(18,354)	$22,134		$68,893

Net income per common share:
Basic	$2.52				$2.67

Diluted	$2.48				$2.62

Weighted average shares outstanding:
Basic	25,842				25,842

Diluted	26,275				26,275

F-2

Notes to the Condensed Consolidated Unaudited Pro Forma Income Statement

(1)	Effective January 1, 2008, we have reclassified $20.3 million of certain costs (primarily health care insurance) from general and administrative expenses to cost of service for expenses associated with our clinical and clerical personnel in our agencies from our previously reported amounts on Form 10-K for the year ended December 31, 2007 as filed with the SEC on February 28, 2008.

(2)	Adjustment to conform the presentation of TLC historical financial statements to that of Amedisys. The adjustment reflects a reclassification of salary and related benefit expenses from general and administrative expenses to cost of service for certain employees who are considered to be cost of service employees by Amedisys, which TLC had not historically classified as cost of service employees.

(3)	Reversal of non-cash compensation associated with TLC employees that would not have been present if the transaction had occurred at January 1, 2007.

(4)	The pro forma adjustment reflects the reversal of $6.0 million of deferred debt issuance cost amortization associated with the debt of TLC as it was not assumed and the recording of $1.5 million of amortization of $7.9 million in total deferred debt issuance costs that were recorded in connection with the debt used to fund the acquisition and that will be amortized over five years.

(5)	Adjustment to reflect the reversal of TLC’s amortization of its existing intangible assets of $2.5 million, primarily related to existing non-compete agreements, and recognize $0.8 million of amortization of the new intangible assets recorded by us as a result of the TLC acquisition under the purchase method of accounting. The only new intangible asset that is amortized is $1.5 million for non-compete agreements. These assets are being amortized using the straight-line method over their estimated weighted-average useful lives of 2.0 years. The balance of the purchase price has been allocated to goodwill and certificates of need and licenses, which are not amortized in accordance with the provisions of the Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets”, but will be subject to annual impairment tests.

(6)	Adjustment to reflect the additional interest expense related to the debt used to fund the acquisition. The pro forma adjustment reflects the reversal of $23.6 million of TLC’s interest expense as TLC debt was not assumed and recognize interest expense of $19.4 million on the new borrowings. The new debt consists of a five-year $400.0 million Credit Agreement (the “Credit Agreement”) and a $100.0 million Note Purchase Agreement (the “Note Purchase Agreement”). The Credit Agreement includes a $250.0 million Revolving Credit Facility (the “Revolving Credit Facility”) and a $150.0 million Term Loan (the “Term Loan”) with interest on both payable on a quarterly basis. The Term Loan also has principal payments that are due on a quarterly basis at $7.5 million per quarter. In addition, the Note Purchase Agreement was used to issue and sell three series of Senior Notes (the “Senior Notes”). The Senior Notes consists of the following: $35.0 million are due in 5 years with a 6.07% fixed interest rate, $30.0 million are due in 6 years with a 6.28% fixed interest rate and $35.0 million are due in 7 years with a 6.49% fixed interest rate. The Revolving Credit Facility provides for and includes $25.0 million of availability for the issuance of letters of credit and $15.0 million for a swingline facility. The interest rate on the Credit Agreement is variable based on LIBOR, plus a margin. The adjustment for interest expense in the pro forma condensed consolidated income statement reflects the interest rate of 4.62% that would currently be in effect based upon the terms of the Credit Agreement and the three interest rates that were in effect for the Senior Notes based on the three different tranches noted.

(7)	Adjustment to reflect a combined federal and state tax rate of 39% for the combined company.

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